Exhibit 99.1

Artificial Intelligence Technology Solutions Inc. (AITX) Announces CEO Steve Reinharz’s Upcoming Appearance on Buffalo Fireside Chats

Detroit, Michigan, May 17, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions, is pleased to announce that CEO Steve Reinharz will be participating in a live discussion with Eric Kemnitzer, the host of the esteemed Buffalo Fireside Chats, on Wednesday, May 17, 2023 at 8 PM Eastern Time.

Steve Reinharz will be discussing AITX’s operations, their innovative technology, financial management, and the Company’s strategic path forward. The discussion will also include insights into the Company’s financial notes and other financing strategies.

Reinharz will provide a glimpse into AITX’s upcoming involvement in high-profile entertainment projects. These include the much-anticipated Warner Bros. Pictures and DC Films, ‘Blue Beetle’, and the FOX prime time show, ‘Stars on Mars’. This exciting collaboration can enhance audience engagement and create unique, interactive experiences for the audience while promoting the AITX/RAD brand. By venturing into the entertainment industry AITX builds new bridges between industries and drives high level awareness of the Company’s solutions.

“We’re excited about this opportunity to engage with the Buffalo Fireside Chats community and look forward to sharing more about our mission and vision,” said Reinharz. “These discussions are a great platform for us to connect with our stakeholders and the broader public, and we’re eager to highlight our upcoming initiatives and partnerships.”

This endeavor, along with other scheduled interviews, reflects the Company’s dedication to transparency, communication, and growth, as it continues to revolutionize the AI landscape. AITX is confident that these outreach efforts will not only enhance its visibility but also create valuable connections with individuals who share a passion for cutting-edge technology and the transformative potential of AI.

The interview will be streaming live on YouTube at 8 PM Eastern Time, Wednesday, May 17, 2023. For those unable to tune in live, the recording will be made available for viewing at a later time. More details regarding this will be provided through AITX’s official communication channels.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide a cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous costs savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staffs and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.stevereinharz.com, www.radsecurity.com, www.radgroup.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060

@SteveReinharz